CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 23 to Registration Statement No. 333-114401 of Hartford Life Insurance Company Separate Account Twelve on Form S-6, of our report dated March 1, 2018, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, appearing in the Performance Related Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” under General Information.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 30, 2018